JACK HENRY & ASSOCIATES, INC.
EXECUTIVE SEVERANCE PLAN
(Effective as of July 26, 2022)

1.    Purpose.

Jack Henry & Associates, Inc. hereby adopts this Jack Henry & Associates, Inc. Executive Severance Plan (this "Plan"), as a top-hat welfare plan under the Employee Retirement Income Security Act of 1974, effective as of July 26, 2022.
2.    Definitions.

As used herein, the terms identified below shall have the meanings indicated:

"Administrator" means the Committee or its delegate.

"Affiliate" means any person with whom Jack Henry would be considered a single employer under Code Sections 414(b) or 414(c).

"Annual Incentive Plan" means the Jack Henry & Associates, Inc. 2017 Annual Incentive Plan (effective as of September 1, 2017), as amended, or any successor plan adopted and in use by the Company as its annual incentive and performance plan.

"Applicable CIC Multiplier" means, based on the CIC Eligible Executive's position immediately prior to the earlier of a Change in Control or the CIC Eligible Executive's Qualifying CIC Termination, one of the following:

i. two (2) for the CEO of the Company;

ii. one and five tenths (1.5) for an NEO of the Company; and

iii. one (1) for a Section 16 Officer of the Company.

"Applicable Non-CIC Multiplier" means, based on the Participant's position immediately prior to a Qualifying Termination, one of the following:

i. two (2) for the CEO of the Company;

ii. one and five tenths (1.5) for an NEO of the Company;

iii. one (1) for a Section 16 Officer of the Company;

iv. one (1) for a Participant who is not the CEO, an NEO, or a Section 16 Officer of the Company and who was a Participant on the Effective Date of this Plan;

v. one (1) for a Participant who is not the CEO, an NEO, or a Section 16 Officer of the Company and has been a Participant for at least twelve (12) full months on his or her Termination Date; and

vi. five tenths (.5) for any other Participant not listed in the above categories (i) – (v) of this definition.

"Applicable Severance Period" means a period of months equal to the product of twelve (12)     multiplied by the Participant's Applicable Non-CIC Multiplier.

"Base Salary" means the Participant's annual base salary from the Company.

"Board" means the Board of Directors of Jack Henry.

"Cause" means the Company's termination of a Participant's employment with the Company as a result of:
i.any willful, bad faith or continued violation of the Participant of material written or oral directives, rules, regulations or policies of the Company;

ii.any willful action or omission by the Participant that (I)(A) would constitute grounds for immediate dismissal under any employment policy of the Company, (B) is a material violation of such policy, and (C) in the determination of the Committee, could result in damage, liability or reputational harm to the Company, including use of illegal drugs while on the premises of the Company, or (II) is a violation of sexual harassment laws or the internal sexual harassment policy of the Company;

iii.the Participant's commission or engagement in any act or acts of gross dishonesty or gross misconduct that result or are intended to result directly or indirectly in gain or personal enrichment at the expense of the Company or its affiliates and subsidiaries to which the Participant is not legally entitled;

iv.performance by the Participant of any criminal act that constitutes a felony or that involves moral turpitude having an adverse effect on the Company, including, without limitation, upon its profitability, reputation or goodwill; or

v.any material breach or violation of any material provision of (A) the restrictive covenants set forth in Appendix A, (B) any employment agreement with the Company, (C) any confidentiality agreement with the Company, or (D) any other agreement (including an Equity Award agreement) with the Company to which the Participant may be subject.

"CEO" means the Chief Executive Officer of the Company.

"Change in Control" has the meaning ascribed to it in the Equity Plan, as amended and restated from time to time.

"CIC Eligible Executive" means a Participant who is also (i) the CEO, (ii) an NEO, or (iii) a Section 16 Officer.

"CIC Protection Period" means the Pre-CIC Protection Period and the Post-CIC Protection Period.
"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.

"Committee" means the Compensation Committee of the Board or its delegate.

"Company" means, except as the context requires otherwise, collectively, Jack Henry & Associates, Inc., its successors and assigns and/or an Affiliate thereof, as applicable.

"Disability" means the Participant must, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, be receiving or be reasonably expected to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Participant (or, if no such plan exists, coverage under the Jack Henry & Associates, Inc. Health and Welfare Plan).

"Divestiture Termination" means the Participant's employment with the Company is terminated solely as a result of or in connection with a sale or other divestiture by Jack Henry of a division, subsidiary or other business segment (including, without limitation, by sale of shares of stock or of assets) pursuant to which the Participant’s employer ceases to be the Company solely as a result of or in connection with such sale or other divestiture, and the Participant was offered continued employment by the acquirer or transferee employer in such sale, divesture or transfer on terms such that, if accepted by the Participant, such continued employment (i) would not materially diminish the Participant's authority, duties or responsibilities immediately before the sale or divesture or transfer of employment; (ii) would not result in the Participant working at a location more than seventy-five (75) miles from Participant's current place of employment; (iii) would not result in a material reduction in the Participant's base compensation opportunities immediately before such sale, divestiture or transfer of employment; and (iv) would entitle, for a 24-month period immediately following such sale, divesture or transfer, the Participant to participate in a severance plan or agreement providing substantially similar severance rights and benefits as the Participant was eligible to receive pursuant to this Plan.

"Effective Date" means July 26, 2022.

"Equity Plan" means Jack Henry's 2015 Equity Incentive Plan (or the equity incentive plan most recently approved by Jack Henry's stockholders and in use by the Company).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Good Reason" means the occurrence of any of the following events without the Participant's written consent:

i.a material diminution of the Participant's authority, duties or responsibilities from those being exercised and performed by the Participant;

ii.a transfer of the Participant to a location that is more than 75 miles away from the Participant's principal place of employment and that does not permit for the Participant to work remotely;

iii.a material diminution in the rate of the Participant's annual salary; or

iv.a material diminution in the Participant's annual target bonus opportunity;

provided, however, that Good Reason shall not be deemed to exist unless (A) the Participant has first provided notice to the Company of the existence of one of the events described above within a period of 90 days from the initial existence of the event, (B) after such notice the Company has been provided a period of 30 days to reasonably cure the existence of Good Reason and (C) if the Company fails to reasonably cure the existence of Good Reason, the Participant resigns within 90 days from the initial existence of the Good Reason event.
"Jack Henry" means Jack Henry & Associates, Inc.

"NEO" means an employee of the Company listed as a Named Executive Officer on the Company's most recent proxy statement, excluding the CEO.

"Non-CIC Eligible Executive" means any Participant who is not a CIC Eligible Executive (i.e., not the CEO, an NEO, or a Section 16 Officer).

"Participant" means a key employee of the Company who:

v.is (a) the CEO, (b) an NEO, (c) a Section 16 Officer, or (d) any employee expressly designated as a "Participant" by the Committee for the purposes of this Plan pursuant to resolutions duly adopted by the Committee;
vi.receives written notice of his or her status as a Participant, which status has not been terminated by the Administrator as provided herein; and
vii.has executed and delivered to the Committee an Acknowledgement and Acceptance form, set forth in Appendix C of this Plan.

For purposes of this Plan, each Participant is considered a Specified Employee within the meaning of Section 409A.

"Post-CIC Protection Period" means the 24-month period beginning on the date of a Change in Control and ending on the second anniversary thereof.

"Potential Change in Control" means either of the following events: (i) Jack Henry enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, or (ii) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

"Potential Change in Control Period" means the period that (i) begins upon the first occurrence of a Potential Change in Control and (ii) ends at the earliest of (A) the consummation of the Change in Control, (B) the date Jack Henry makes a public announcement that the circumstances potentially giving rise to a Change in Control have ended or (C) the date the Board declares in good faith that the circumstances giving rise to a Potential Change in Control will not result in an actual Change in Control.

"Pre-CIC Protection Period" means the 90-day period ending on the date of a Change in Control.

"Qualifying CIC Termination" means, the occurrence during a CIC Protection Period of either:

i.an involuntary termination of a CIC Eligible Executive's employment with the Company without Cause and other than as a result of the CIC Eligible Executive's death or Disability; or
ii.a voluntary termination of a CIC Eligible Executive's employment by the CIC Eligible Executive as a result of Good Reason.

Notwithstanding the foregoing, a Qualifying CIC Termination does not occur when a CIC Eligible Executive experiences a Divestiture Termination or upon a CIC Eligible Executive’s retirement, as such term may be defined in the plan(s) and award agreements pursuant to which Equity Awards are issued to the CIC Eligible Executive.
"Qualifying Termination" means the occurrence of either:

i.an involuntary termination of a Participant's employment with the Company without Cause and other than as a result of the Participant's death or Disability; or

ii. a voluntary termination of a Participant's employment by the Participant as a result of Good Reason.

Notwithstanding the foregoing, a Qualifying Termination does not occur if it is also a Qualifying CIC Termination, when a Participant experiences a Divestiture Termination or upon a Participant’s retirement, as such term may be defined in the plan(s) and award agreements pursuant to which Equity Awards are issued to the Participant.
"Section 16 Officer" means an employee of the Company who is deemed an "officer" for purposes of Section 16 of the Securities Exchange Act of 1934, excluding the CEO and all NEOs.

"Section 409A" means Section 409A of the Code.

"Term" has the meaning ascribed in Section 8(c).

"Termination Date" means the date on which a Participant has a "separation from service," within the meaning of Section 409A, from the Company.

3.    Eligibility and Effective Term of Plan.

a)Eligible Executives. Only Participants shall be eligible to receive benefits under this Plan. The Committee shall limit the class of persons selected to participate in this Plan to a "select group of management or highly compensated employees," within the meaning of Sections 201, 301 and 401 of ERISA.

b)Qualifying Termination. Subject to the conditions described herein, including, without limitation, the requirements of Section 7 (Code § 280G potential carve-back) and 10(a) (release and restrictive covenant requirements) of this Plan, the Company will pay severance benefits pursuant to Section 4 of this Plan to a Participant who is eligible to receive severance benefits upon a Qualifying Termination and who incurs a Qualifying Termination.

c)Qualifying CIC Termination. Subject to the conditions described herein, including, without limitation, the requirements of Section 7 (Code § 280G potential carve-back) and 10(a) (release and restrictive covenant requirements) of this Plan, the Company will pay severance benefits pursuant to Sections 4, 5 and/or 6 of this Plan solely to a CIC Eligible Executive who is eligible to receive severance benefits upon a Qualifying CIC Termination and who incurs a Qualifying CIC Termination.

d)Non-Qualifying Termination. Notwithstanding any other provision of this Plan to the contrary, nothing in this Plan shall be construed to require the Company to pay any of the severance benefits under this Plan to a Participant if the Participant terminates employment with the Company under any circumstances that do not constitute a Qualifying Termination or a Qualifying CIC Termination.

e)Effective Term of Plan. Although a Participant's right under this Plan can be terminated at any time in accordance with Section 8, this Plan shall commence upon the Effective Date and shall continue in effect until terminated by the Committee in accordance with Section 8.

4.    Severance Benefits upon a Qualifying Termination of a Non-CIC Eligible Executive or a CIC Eligible Executive (outside of a CIC Protection Period).

Subject to Sections 7 (Code § 280G potential carve-back) and 10(a) (release and restrictive covenant requirements) of this Plan, a Non-CIC Eligible Executive who incurs a Qualifying Termination or a

CIC Eligible Executive who incurs a Qualifying Termination outside of a CIC Protection Period shall be entitled to receive the severance benefits described below in this Section 4:

a)Amount of Severance Payment. Unless otherwise provided herein, the Participant who incurs a Qualifying Termination shall receive severance payments in an amount equal to the sum of:

i.the product of the Applicable Non-CIC Multiplier multiplied by the Participant's Base Salary in effect on the Participant's Termination Date (or, in the event the Participant has terminated his or her employment with Good Reason attributable to a material diminution in the rate of the Participant's Base Salary, the Base Salary in effect immediately before such reduction); and

ii.the cost of the COBRA continuation premium to cover the Participant and his or her eligible dependents, if any, for 18 months under the Company's health, vision and dental plans in effect as of the Participant's Termination Date. Such amount will include the cost of premiums for coverage of the Participant's dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company on the Participant's Termination Date.

b)Additional Severance Payment. In addition to the severance payments made pursuant to Section 4(a), the Participant who incurs a Qualifying Termination shall also be entitled to receive a pro rata portion of the annual incentive bonus that the Participant would have received under the Annual Incentive Plan (or other annual incentive plan then in use by the Company) for the performance year during which his or her Termination Date occurs as if the Participant had remained employed through the end of such performance year. The amount of such pro rata portion shall be the amount that the Participant would have received if the Participant had remained employed through the end of the applicable performance year, divided by three hundred and sixty-five (365), multiplied by the number of calendar days between the first day of the performance year and the Participant's Termination Date.

c)Timing of Severance Payments. The severance payments made pursuant to Section 4(a)(i) shall be paid ratably over the Applicable Severance Period, in accordance with the Company's normal payroll practices, commencing with the payroll period following the date on which the release and restrictive covenant requirements of Section 10(a) are satisfied and in no event later than seventy-five (75) days after the Termination Date. The severance payment made pursuant to Section 4(a)(ii) shall be paid in a single lump-sum cash payment no later than seventy-five (75) days after the Termination Date. Any payment eligible to be paid pursuant to Section 4(b) shall be paid in a single lump-sum cash payment at the same time as the annual bonus payments are paid to other active annual incentive plan participants, and in no event later than the end of the calendar year in which the level of performance goal achievement is determined and certified by the Committee. Notwithstanding any other provision of this Plan, if any portion of the severance payments under Section 4(a) constitute non-exempt "nonqualified deferred compensation" subject to Section 409A, payment shall be delayed until the earlier of (i) the first day after six (6) months following such Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Section 409A; or (ii) the date the Participant dies following such Termination Date.

d)Equity Awards. Except to the extent provided in this Section 4(d) and Sections 5(c) and 6(c), this Plan does not impact, supersede, or change in any way rights or benefits Participants may have under any previously granted stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance share units, deferred cash or any other form of equity awards issued by the Company and held by the Participant experiencing a Qualifying Termination on his or her Termination Date (each an "Equity Award" and collectively, the "Equity Awards") and such Equity Awards shall continue to be governed by the terms and conditions of the applicable plan(s) or award agreement(s); provided, however, notwithstanding the terms of a CIC Eligible Executive's

Equity Awards, at the time of a CIC Eligible Executive's Qualifying Termination, no previously granted and unvested Equity Award held by the CIC Eligible Executive shall be forfeited until, if not otherwise vested in accordance with the terms and conditions of the Equity Award, the earlier of (i) immediately after the end of the 90-day period beginning on the CIC Eligible Executive's Termination Date and (ii) the original expiration date of the Equity Award (ignoring any expiration requirement on account of the CIC Eligible Executive having experienced a separation from service).

5.    Modified Severance Benefits for a CIC Eligible Executive upon Change in Control within the 90-Day Period Following a Qualifying Termination.

Subject to Sections 7 (Code § 280G potential carve-back) and 10(a) (release and restrictive covenant requirements) of this Plan, a CIC Eligible Executive who incurs a Qualifying Termination before a Change in Control shall begin to receive the severance benefits described above in Section 4; provided, however, if a Change in Control occurs within the 90-day period immediately following the CIC Eligible Executive's Termination Date, the CIC Eligible Executive's severance benefits and payments payable in accordance with Section 4 will be modified as described in this Section 5. If a Change in Control does not occur within the 90-day period immediately following the CIC Eligible Executive's Termination Date, the CIC Eligible Executive will continue to receive only the severance benefits described in Section 4. A Non-CIC Eligible Executive is not entitled to any modification to his or her severance benefits under this Section 5 and in no event shall a CIC Eligible Executive receive duplicate benefits under Section 4, Section 5 or Section 6.

a)    Modified Timing of Existing Severance Payments Under Sections 4(a)(i) with a Qualifying Change In Control. In the event that a Change in Control occurs before the end of the 90-day period beginning on the CIC Eligible Executive's Termination Date:

i.any remaining portion of the installment severance benefits provided under Section 4(a)(i) that have not yet been paid and that are exempt from Section 409A shall be accelerated and paid in a lump sum in the same manner and at the same time as provided in Section 6(b);

ii.any remaining portion of the installment severance benefits provided under Section 4(a)(i) that have not yet been paid, which are not exempt from Section 409A and that are required to be delayed until the earlier of (i) the first day after six (6) months following the CIC Eligible Executive's Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Section 409A or (ii) the date of the CIC Eligible Executive's death, shall be so delayed and, if the Change in Control also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5), any remaining portion of such installment severance benefits shall be paid after the first day after the expiration of said six (6) month period (or the CIC Eligible Executive's death, if earlier) in a lump sum in the same manner and subject to the same conditions as provided in Section 6(b); and

iii.any remaining portion of the installment severance benefits provided under Section 4(a)(i) that have not yet been paid, which are not exempt from Section 409A and that are required to be delayed until the earlier of (i) the first day after six (6) months following the CIC Eligible Executive's Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Section 409A; or (ii) the date of the CIC Eligible Executive's death, shall be so delayed and then, if the Change in Control does not constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5), such remaining portion shall continue to be paid in same manner as set forth in Section 4(c).

b)    Additional and Modified Severance Payments Under Sections 4(a)(ii), 4(b), 6(a) and 6(b). Subject to Sections 7 (Code § 280G potential carve-back) and 10(a) (release and restrictive covenant requirements) of this Plan, in the event that a Change in Control occurs before the end of the 90-day period beginning on the CIC Eligible Executive's Termination Date:

i.the CIC Eligible Executive shall be paid an additional lump sum severance payment in an amount equal to that severance payment amount calculated under Section 6(a)(i), reduced by the total amount owed (whether or not yet payable) to the CIC Eligible Executive under Section 4(a)(i)). The amount payable under this Section 5(b)(i) shall be paid at the time specified in Section 6(b);

ii.    the CIC Eligible Executive's severance benefit under Section 4(a)(ii) (i.e., COBRA continuation benefit) (which is the same benefit under Section 6(a)(iii)) shall, to the extent not already paid, be paid on the earlier of the date specified in Section 4(c) or Section 6(b); and

iii.    to the extent any severance payment under Section 4(b) has not yet been paid, in lieu thereof, the CIC Eligible Executive shall receive a severance payment under Section 6(a)(iv). If the severance payment under Section 4(b) has already been paid, the CIC Eligible Executive shall receive an amount equal to the difference between, if greater than zero, the severance payment calculated under Section 6(a)(iv) and the amount paid under Section 4(b). The CIC Eligible Executive shall not be obligated to repay any amounts back to the Company if the severance payment amount under Section 4(b) exceeds the amount of any severance payment amount calculated under Section 6(a)(iv).

Any severance payments under this Section 5(b) shall be paid at the same time and subject to the     same payment conditions as set forth in Section 6(b).

c)    Equity Award Vesting. In the event that a Change in Control occurs before the end of the 90-day period beginning on the CIC Eligible Executive's Termination Date, the CIC Eligible Executive's Equity Awards shall be treated in accordance with Section 6(c) (i.e., full vesting) and, with respect to any Equity Award that is a stock option or stock appreciation right, the CIC Eligible Executive shall have the right to exercise such award until (i) with respect to any stock option or stock appreciation right that was exercisable before the Change in Control, the earlier of the 90th day following the CIC Eligible Executive's Termination Date or the otherwise applicable expiration date of such award under the equity plan and operative award agreement (ignoring any expiration requirement on account of the CIC Eligible Executive having experienced a separation from service) and (ii) with respect to any stock option or stock appreciation right that became exercisable on the date of the Change in Control, the earlier of the 90th day following the Change in Control or the otherwise applicable expiration date of such award under the equity plan and operative award agreement (ignoring any expiration requirement on account of the CIC Eligible Executive having experienced a separation from service).

6.    Severance Benefits upon a Qualifying CIC Termination of a CIC Eligible Executive.

Subject to Sections 7 (Code § 280G potential carve-back) and 10(a) (release and restrictive covenant requirements) of this Plan, a CIC Eligible Executive who incurs a Qualifying CIC Termination during a Post-CIC Protection Period and who is eligible to receive the following severance benefits on account thereof, shall be entitled to receive the severance benefits described in this Section 6. A CIC Eligible Executive who incurs a Qualifying CIC Termination during the Pre-CIC Protection Period shall receive severance benefits under Section 4 and this Section 6, as modified by Section 5. A Non-CIC Eligible Executive is not entitled to any modification to his or her severance benefits under Section 5 or this Section 6 and in no event shall a CIC Eligible Executive receive duplicate benefits under Section 4, Section 5 or Section 6.

a)    Amount of Severance Payment. Unless otherwise provided herein, a CIC Eligible Executive who incurs a Qualifying CIC Termination shall receive a severance payment in an amount equal to the sum of:

i.the product of the Applicable CIC Multiplier multiplied by the CIC Eligible Executive's Base Salary in effect on the CIC Eligible Executive's Termination Date (or, in the event the CIC Eligible Executive has terminated his or her employment with Good Reason attributable to a material diminution in the rate of the CIC Eligible Executive's annual salary, the Base Salary in effect immediately before such reduction);

ii.    the product of the Applicable CIC Multiplier multiplied by the amount that the CIC Eligible Executive would have received as an annual incentive bonus under the Annual Incentive Plan (or other annual incentive plan then in use by the Company) for the performance year in which the Termination Date occurs, if an "at target" level of performance were achieved for such plan year and the CIC Eligible Executive had remained employed through the end of the applicable performance year;

iii.    the cost of the COBRA continuation premium to cover the CIC Eligible Executive and his or her eligible dependents, if any, for 18 months under the Company's health, vision and dental plans in effect as of CIC Eligible Executive's Termination Date. Such amount will include the cost of premiums for coverage of the CIC Eligible Executive's dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company on the CIC Eligible Executive's Termination Date; and

iv.    a pro rata portion of the annual incentive bonus that the CIC Eligible Executive would have received under the Annual Incentive Plan (or other annual incentive plan then in use by the Company) for the performance year in which the Termination Date occurs as if the CIC Eligible Executive had remained employed through the end of such performance year and as if an "at target" level of performance were achieved for such performance year. The amount of such pro rata portion shall be the amount that the CIC Eligible Executive would have received if the CIC Eligible Executive had remained employed through the end of the applicable performance year and if an "at target" level of performance were achieved for such performance year, divided by three hundred and sixty-five (365), and multiplied by the number of calendar days between the first day of the performance year and the CIC Eligible Executive's Termination Date.

b)    Timing of Severance Payment. The severance payment pursuant to Section 6(a) shall be paid in a single lump-sum cash payment within (A) the sixty (60) day period following the CIC Eligible Executive's Termination Date, or (B) if later in the case of a CIC Eligible Executive's Qualifying CIC Termination during the Pre-CIC Protection Period, the thirty (30) day period following the Change in Control, provided that (i) the release (and non-revocation) requirements of Section 10(a)(i) and (ii) are satisfied and (ii) as of the date of such payment, the CIC Eligible Executive has not violated any of the restrictive covenant requirements of Section 10(a)(iii). Notwithstanding any other provision of this Plan, if any portion of the severance payment under Section 6(a) constitutes non-exempt "nonqualified deferred compensation" subject to Section 409A, payment shall be delayed until the earlier of (x) the first day after six (6) months following such Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Section 409A, or (y) the date the CIC Eligible Executive dies following such Termination Date.

c)    Equity Award Vesting. Any previously granted Equity Awards held by a CIC Eligible Executive who incurs a Qualifying CIC Termination shall (i) vest in accordance with the terms and conditions of the plan(s) and award agreements pursuant to which such Equity Awards are governed; provided, however, if the plan(s) and award agreements for an Equity Award do not contain any provisions governing the treatment of the Equity Awards upon a Qualifying CIC Termination or similar termination in connection with a Change in Control of the Company, such Equity Awards shall fully vest upon such Qualifying CIC Termination and (ii) with respect to any Equity Award that is a stock option or stock appreciation right, the CIC Eligible Executive shall have a right to exercise such award until the earlier of the 90th day following the CIC Eligible Executive's Termination Date or the otherwise applicable expiration date of such award under the equity plan and operative award agreement (ignoring any expiration requirement on account of the CIC Eligible Executive having experienced a separation from service). For purposes of this paragraph (c), any Equity Award that is subject to a performance-based vesting schedule shall vest as if the "at target"-level (or equivalent concept) of goal achievement were met.

7.    IRC § 280G: Best Net Protection.

In the event that the severance payments, distributions or benefits to be made by the Company to or for the benefit of the Participant (whether paid, payable, distributed, distributable or provided pursuant to the terms of this Plan, under some other plan, agreement, arrangement, or otherwise) ("Payments") (i) constitute "parachute payments" within the meaning of Code Section 280G and (ii) but for this Section 7 would be subject to the excise tax imposed by Code Section 4999 (the "Excise Tax"), then the Payments to the Participant shall be either: (a) delivered in full, or (b) delivered after reducing the Payments $1 below the safe harbor limit (as described in Code Section 280G(b)(2)(A)(ii)) that would result in no portion of the Payments being subject to the Excise Tax. The choice between (a) and (b) shall depend upon whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greater amount, notwithstanding that all or some portion of the Payments may be taxable under Code Section 4999. In the event that the Payments are required to be reduced by this paragraph, any amount payable pursuant to this Plan shall be reduced, first by reducing all Payments being made pursuant this Plan that do not constitute "nonqualified deferred compensation" within the meaning of Section 409A (in the order designated by the Participant), and second, by reducing all Payments that constitute "nonqualified deferred compensation" within the meaning of Section 409A, with the latest of such scheduled payments being reduced first. Jack Henry's accounting firm shall make all determinations required by this paragraph, and Jack Henry and the Participant shall cooperate with each other and the accounting firm and shall provide necessary information so that the accounting firm may make all such determinations. Jack Henry shall pay all of the fees of the accounting firm for services performed by the accounting firm as contemplated in this Section 7.

8.    Administration/Amendment of Plan/Termination of Plan/Removal of Participants.

a)    Administrator. The Administrator has the sole discretionary authority to construe and interpret this Plan and to make any and all determinations related to administration of this Plan, including all questions of eligibility for participation and benefits, to the maximum extent permitted by law. The decisions, actions and interpretations of the Administrator are final and binding on all parties. The Administrator may delegate any of its duties under this Plan to such individuals or entities from time to time as it may designate.

b)    Amendment of Plan. The Committee expressly reserves the right to amend this Plan, in whole or in part, at any time and in any way it determines to be advisable; provided that, unless consented to in writing by a Participant, no amendment that would materially and adversely affect the rights of any Participant under this Plan shall (i) in the case of any amendment adopted outside of a period beginning on the first day of a Potential Change in Control Period and ending on the last day of the later of the Potential Change in Control Period or the Post-CIC Protection Period (the "CIC End Date"), be applicable to the Participant until the first anniversary of such proposed amendment, and (ii) in the case of any amendment adopted during a period beginning on the first day of a Potential Change in Control Period and ending on the CIC End Date, be applicable to the Participant until the first anniversary of the CIC End Date. Notwithstanding the foregoing, no amendment to the definition of "Change in Control" made to the Equity Plan shall be deemed to adversely affect the rights of any Participants. Further, in no event shall a notification in accordance with Section d) below to a Participant notifying him or her that his or her participation in this Plan will terminate constitute an amendment to this Plan requiring such Participant's prior written consent.

c)    Termination of Plan. The Committee reserves the right to terminate this Plan by providing written notice to each Participant at least twelve (12) full months prior to the proposed effective date of such termination. The requirement to provide timely notice may be waived with the Participant's written consent. If such notice is timely given or all of the Participants provide written consent, the Plan's term will end upon the earlier of the first anniversary of such written consent or the receipt of unanimous consent from all Participants; provided, however that if the Plan's term expires or is scheduled to expire during a period beginning on the first day of a Potential Change in Control Period and ending on the CIC End Date, the Term shall be deemed to have been automatically extended through the later of the CIC End Date or the 12-month anniversary of the date the last Participant received written notice of the termination of the Plan (collectively with any automatic extension, the "Term"). A proper termination of this Plan automatically shall effect a termination of all the Participant's rights and benefits hereunder without further action or notice; provided, however, no termination shall reduce or terminate any Participant’s right to receive, or continue to receive, any benefits that became payable in respect of a termination of employment that occurred prior to the date of such termination.

d)    Removal of Participants. The Committee may terminate a Participant's right to receive severance benefits upon either or both of a Qualifying Termination or a Qualifying CIC Termination by delivering to the Participant, at least twelve (12) full months prior to the effective date of such termination of participation in the Plan written notice that the Participant is no longer eligible to participate in the Plan. The requirement to provide twelve (12) full months advance notice may be waived with the Participant's written consent. Such notice, if timely given, or if the Participant's written consent is received, will terminate the Participant's right to receive severance benefits upon either or both of a Qualifying Termination or a Qualifying CIC Termination at the end of such notice period. Notwithstanding the foregoing, in no event may the Committee terminate the participation of a CIC Eligible Executive during a period beginning on the first day of a Potential Change in Control Period and ending on the CIC End Date if the CIC Eligible Executive is eligible to receive severance benefits upon a Qualifying CIC Termination in accordance with Section 5 and/or Section 6.

9.    Claims for Benefits.

Any claim for benefits under this Plan shall be subject to the claims procedures contained in Appendix B attached to this Plan.

10.    Miscellaneous Provisions.

a)    Release and Adherence to Restrictive Covenants. In consideration of and as a condition precedent to receiving any of the severance benefits in the event of a Qualifying Termination or Qualifying CIC Termination under this Plan, no severance payment nor severance benefit shall be required to be made or provided under Sections 4, 5 or 6 unless and until the Participant (i) executes and delivers to the Company a release of all claims in such form as requested by the Company within twenty-two (22) days following the Participant's Termination Date (or any such longer period if required by applicable law and communicated to the Participant), (ii) does not revoke the release during the seven (7) day period following the date that the Participant executed the release (or any such longer period if required by applicable law and communicated to the Participant), and (iii) adheres to and remains in compliance with the restrictive covenants set forth in Appendix A, any employment agreement with the Company, any confidentiality agreement with the Company, and any other agreement (including an Equity Award agreement) with the Company to which the Participant may be subject, each of which may apply for a period of time after the termination of the Participant's employment as described therein. A Participant will no longer be entitled to severance benefits under this Plan and the Company will not be required to provide any further severance benefit payments to any Participant who materially breaches or violates any material provision of such operative restrictive covenants.

b)    Waiver. The failure of the Company to enforce at any time any of the provisions of this Plan, or to require at any time performance of any of the provisions of this Plan, shall in no way be construed to be a waiver of these provisions, nor in any way will affect the validity of this Plan or any part thereof, or the right of the Company thereafter to enforce every provision.

c)    Benefits Not Transferable. Except as may be required by law, no benefit eligible to be payable under this Plan to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, however, that if a terminated Participant dies before the end of the period over which such Participant is entitled to receive severance benefits under this Plan, the severance benefits payable hereunder shall be paid to the estate of such Participant or to the person who acquired the rights to such benefits by bequest or inheritance (the "Beneficiary"), provided such Beneficiary satisfies the release and restrictive covenant requirements in Section 10(a). Except as may be provided by law, no benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Participant, nor shall it be subject to attachment or legal process for, or against, the Participant and the same shall not be recognized under this Plan.

d)    Successors of the Company. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
e)    No Contract of Employment. The definitions and criteria set forth herein are solely for the purpose of defining Plan eligibility. No legal rights to employment are created or implied by this Plan, nor are any conditions or restrictions hereby placed on termination of employment. Unless the employee has a written employment agreement binding on the Company that provides otherwise, employment with the Company is "at will." As such, termination of employment may be initiated by the Participant or by the Company at any time for any reason that is not unlawful, with or without Cause.

f)    Governing Law. To the extent not pre-empted by federal law, this Plan shall be construed, administered and governed in accordance with and governed by the laws of the State of Delaware, without regard to any conflict of law principles. Subject to Section 10(h), any action concerning this Plan shall be brought in the U.S. District Court for the Western District of Missouri or, if such court does not have jurisdiction or will not accept jurisdiction, then any action shall be brought in state court in Jackson County, Missouri, and each party consents to the venue and jurisdiction of such court.

g)    Entire Plan. This Plan constitutes the Company's entire Executive Severance Plan for the Participant and, except as provided in Section 10(h) and Section 11 of this Plan, supersedes any and all previous representations, understandings and plans with respect to general severance for the Participants, and any such representations, understandings and plans with respect to a Participant severance are hereby canceled and terminated in all respects.

h)    Severability and Interpretation. Whenever possible, each provision of this Plan and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Plan (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, or other rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Plan shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion thereof) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portion of this Plan to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

i)    No Mitigation Required. The Participant shall not be required to mitigate the amount provided for in Sections 4, 5 or 6 of this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Sections 4, 5 or 6 of this Plan be reduced by any compensation earned by the Participant as the result of employment by another employer after the date of termination, or otherwise.

j)    Validity. If any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

k)    Captions and Titles. Captions and titles have been used in this Plan only for convenience, and in no way define, limit or describe the meaning of this Plan or any part thereof.

l)    Section 409A Savings Clause. This Plan is intended to comply with the provisions of Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements and in-kind distributions, and shall be administered and interpreted in accordance with such intent. Without limiting the generality of the foregoing, any term or provision that is determined by the Administrator to have an ambiguous definition shall be interpreted, to the extent reasonable, to comply with Section 409A. Any reference in this Plan to a "termination of employment" or similar term or phrase shall be interpreted as a "separation from service" within the meaning of Section 409A. Each payment under this Plan (including any payment made in a series of installment payments) shall be treated as a separate payment for purposes of Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan. All reimbursements and in-kind benefits, including any taxable health, dental and vision benefits provided under this Plan that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Plan be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. Section 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Participant's right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company's obligations to make such reimbursements or to provide such in-kind benefits apply later than the end of the third year following the year in which the Participant's Termination Date occurred.

m)    Clawback. Notwithstanding any other provisions of this Plan, any benefits paid or provided under this Plan may be subject to a clawback policy adopted by the Company.

n)    Withholding. Any amount paid to a Participant under this Plan will be subject to income tax withholding, payroll taxes or other deductions as may from time to time be required by federal, state, or local law.

11.    No Duplication of Benefits.

Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Plan shall be in lieu of any general severance policy or other change in control severance plan maintained by the Company except to the extent any such substitution in severance benefits or payment timing would result in a violation of Section 409A.

APPENDIX A TO SENIOR EXECUTIVE SEVERANCE PLAN

Restrictive Covenants

All capitalized terms used herein and not otherwise defined shall have the definitions ascribed to them in this Plan.
A.1. Non-Compete Covenant. During the Participant's employment and for a period of two (2) years after the Participant's Termination Date, each Participant covenants and agrees not to engage in Prohibited Activity anywhere in the United States. For purposes of this Section A.1, “Prohibited Activity” is any activity in which the Participant serves as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, or any similar capacity to an entity engaged in the same or similar business as the Company. Nothing herein shall prohibit the Participant from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and the Participant is not a controlling person of, or a member of a group that controls, such corporation.

A.2. Non-Solicitation Covenant. During the Participant's employment and for a period of two (2) years after the Participant's Termination Date, each Participant covenants and agrees not to, directly or indirectly, (i) solicit, contact, aid, or induce, or attempt to solicit, contact, aid, or induce, using any form of oral, written, or electronic communication, any current, former, or prospective customer of the Company for the purpose of purchasing goods or services then sold by the Company from any other person, firm, corporation, or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, hire, recruit, attempt to hire or recruit, or to induce or attempt to induce the termination of employment of any employee of the Company, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and any of its vendors, joint venturers, or licensors.

A.3. Non-disparagement. Each Participant agrees not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees or officers. The foregoing shall not be violated by exercising protected legal rights to the extent that such rights cannot be waived by agreement or from providing truthful statements in response to legal process, required governmental testimony or filings, or similar proceedings.
A.4. Unenforceability. Each Participant acknowledges that the restrictive covenants contained in this Appendix A are reasonable and reasonably necessary to protect the legitimate business interests of the Company. If it is determined by a court of competent jurisdiction in any state that any restriction in this Appendix A is excessive in duration or scope or is unreasonable or unenforceable under applicable law, this Appendix A and this Plan shall be construed and enforced to the maximum extent permitted by law.

A.5. Remedies. Each Participant acknowledges that: (i) the Participant’s compliance with this Appendix A is necessary to preserve and protect the legitimate business interests of the Company, and the goodwill of the Company as a going concern; (ii) any failure by the Participant to comply with the provisions of this Appendix A may result in irreparable and continuing injury for which there may be no adequate remedy at law; and (iii) in the event that the Participant should fail to comply with the terms and conditions of this Appendix A, the Company shall be entitled, in addition to such other relief as may be proper, to seek all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) as may be necessary to cause the Participant to comply with this Appendix A, to restore to the Company its property, and to make the Company whole.

APPENDIX B TO SENIOR EXECUTIVE SEVERANCE PLAN

Claims Procedures

a)    Initial Claims. A request for a Plan benefit shall be filed with the Chair of the Committee or his or her designee, on a form prescribed by the Committee, within sixty (60) days after the Participant's termination of employment. Such a request, hereinafter referred to as a “claim,” will be deemed filed when the executed claim form is received by the Chair of the Committee or his or her designee.

The Chair of the Committee or his or her designee shall decide such a claim within a reasonable time after it is received. If a claim is wholly or partially denied, the claimant will be furnished a written notice setting forth, in a manner calculated to be understood by the claimant:

i.The specific reason or reasons for the denial;
ii.A specific reference to pertinent Plan provisions on which the denial is based;
iii.A description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation of why such material or information is necessary; and
iv.Appropriate information as to the steps to be taken if the claimant wishes to appeal his or her claim, including the period in which the appeal must be filed and the period in which it will be decided.

The notice will be furnished to the claimant within 90 calendar days after receipt of the claim by the Chair of the Committee or his or her designee, unless special circumstances require an extension of time for processing the claim. No extension will be for more than 90 calendar days after the end of the initial 90-calendar day period. If an extension of time for processing is required, written notice of the extension will be furnished to the claimant before the end of the initial 90-calendar day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which a final decision will be rendered.

b)    Appeal of Denied Claims. If a claim is denied, in whole or in part, the claimant may appeal the denial to the full Committee, upon written notice to the Chair thereof. The claimant may review documents pertinent to the appeal and may submit issues and comments in writing to the Committee. No appeal will be considered unless it is received by the Committee within 90 calendar days after receipt by the claimant of written notification of denial of the claim. The Committee shall decide the appeal within 60 calendar days after it is received. However, if special circumstances require an extension of time for processing, a decision will be rendered as soon as possible, but not later than 120 calendar days after the appeal is received. If such an extension of time for deciding the appeal is required, written notice of the extension shall be furnished to the claimant before the commencement of the extension. The Committee’s decision will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions upon which the decision is based.

c)    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and all implicit determinations by the Chair of the Committee and the Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

d)    Deadline to File Action. No legal action to recover benefits under this Plan or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of: (i) eighteen (18) months after the claimant knew or reasonably should have known of the principal facts on which the claim is based; or (ii) six (6) months after the claimant has exhausted the claims procedure under this Plan. Knowledge of all facts that the claimant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of a Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously-specified periods.

e)    Plan Claims Administrator Discretion; Court Review. The Chair of the Committee, the Committee, and all persons determining or reviewing claims have full discretion to determine benefit claims under this Plan. Any interpretation, determination or other action of such persons shall be subject to review only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence presented to or considered by such persons at the time they made the decision that is the subject of review.

APPENDIX C

JACK HENRY & ASSOCIATES, INC. EXECUTIVE SEVERANCE PLAN

ACKNOWLEDGMENT AND ACCEPTANCE OF
THE TERMS AND CONDITIONS OF THE PLAN

Jack Henry & Associates, Inc. (“Jack Henry”) has established the Jack Henry & Associates, Inc. Executive Severance Plan (the “Plan”). The Plan provides severance payments and benefits to certain eligible executives in the event of a certain qualifying terminations (as defined in the Plan). You are eligible to participate in the Plan.

By the signatures below of the representative of Jack Henry and the Participant named herein, the Company (as defined in the Plan) and the Participant agree that the Company hereby designates the Participant as eligible to participate in the Plan, and the Participant hereby acknowledges and accepts such participation, subject to the terms and conditions of the Plan, and agrees to the terms of the Plan, which is attached hereto and made a part hereof.

Name of Participant: «FirstName» «LastName»
Date of Eligibility and Participation: «Date»

Entire Agreement. By signing this Acknowledgement and Acceptance, the Participant agrees and acknowledges that this Plan contains the entire agreement of the parties and replaces and supersedes any prior severance related agreement, including the Termination Benefits Agreement between the Participant and the Company dated [_____] and any other agreement, plan or arrangement between the Company and the Participant and relating to the payment of severance-related benefits upon the Participant's involuntary termination of employment.

At Will Employment. The Participant agrees and acknowledges that nothing in this Acknowledgment and Acceptance or in the Plan confers upon the Participant any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s employment at any time for any reason.

Amendment and Termination of Plan. The Participant agrees and acknowledges that the Company reserves the right to amend or terminate the Plan in accordance with the terms of the Plan or remove the Participant from an eligible participant thereunder, in accordance with the terms of the Plan. No amendment or termination shall eliminate or reduce any benefit with respect to any Participant who experiences a Qualifying Termination or a Qualifying CIC Termination that occurs on or before such amendment or termination becomes effective.

Nonduplication of Benefits. The Participant agrees and acknowledges that any benefits received pursuant to this Plan shall be in lieu of any general severance policy or other change in control severance plan maintained by the Company, except to the extent that any such substitution in severance benefits or payment timing would result in a violation of Internal Revenue Code Section 409A.

Participant:	Jack Henry & Associates, Inc.
By:___________________________	By:________________________
Name:________________________	Name:_____________________
Title:______________________

Attachment:
Jack Henry & Associates, Inc. Executive Severance Plan